Amendment No. 4 to Manufacturing and Supply Agreement

THIS Amendment No. 4 ("Amendment No. 4") to the Manufacturing Agreement (as defined below) is effective on the 14th day of July 2016,

BETWEEN:

1. **INSYS MANUFACTURING, LLC**, a company incorporated under the laws of the State of Texas, with a place of business at 2700 Oakmont Round Rock, TX 78665 (hereinafter referred to as "COMPANY"); and

2. **DPT LAKEWOOD, LLC**, a limited liability company organized and existing under the laws of the State of Delaware, having its principal place of business at 1200 Paco Way, Lakewood, New Jersey, 08701 (hereinafter referred to as "DPT"). DPT and COMPANY are collectively referred to hereinafter as the "Parties."

BACKGROUND

1. INSYS THERAPEUTICS, INC. and DPT entered into a Manufacturing and Supply Agreement dated May 24, 2011, as amended October 29, 2013 ("Amendment No. 1"), as amended April 30, 2015 ("Amendment No. 2") and amended August 18, 2015 ("Amendment No. 3") ("the Manufacturing Agreement") for the supply of Product.

2. In connection with a reorganization of INSYS THERAPEUTICS, INC., effective January 1, 2016, DPT agreed to the assignment by INSYS THERAPEUTICS, INC. to COMPANY (as defined in this Amendment No. 4) all rights, title, interests, duties and obligations under and to the Manufacturing Agreement.

3. The U.S. Food and Drug Administration (FDA) has approved the COMPANY's dronabinol oral solution, Syndros™, an orally administered liquid formulation of the pharmaceutical cannabinoid dronabinol, a pharmaceutical version of tetrahydrocannabinol (the "New Product").

3. Amendment No. 3 amended the Manufacturing Agreement in accordance with the terms and conditions of this Agreement to explicitly include the New Product and make such other changes as set forth in Amendment No. 3.

4. The Parties wish to amend and restate in its entirety the purchase obligations the COMPANY has under this Agreement and also clarify DPT's exclusivity obligations under this Agreement.

OPERATIVE PROVISIONS

1. *Definitions*
   All capitalised terms used in this Amendment No. 4 will have the meaning given to them in the Manufacturing Agreement unless they are otherwise defined in or varied by this Amendment No. 4.

2. *Acknowledgements*

The Parties acknowledge that: (i) Amendment No. 3 added the New Product as a "Product" to Schedule A for the purpose of utilizing the general terms and conditions of the Manufacturing Agreement (ii) Amendment No. 3, amended the Agreement so that, effective January 1, 2017, COMPANY and DPT agree that manufacturing of any of the Products will be on non-exclusive basis under the Manufacturing Agreement and (iii) COMPANY shall have the right to produce or manufacture any product it so desires and obtain similar manufacturing services from any other party so long as COMPANY meets the obligations set forth in Section 4 directly below and (iv) COMPANY has obtained all necessary approvals to commercial the New Product in the United States ("Commercialization Approvals").

3. *Elimination of Existing Minimum Purchase or Minimum Batch Requirements*
Both Parties agree and acknowledge that any minimum purchase obligation or minimum batch requirement as may have been set forth in the Agreement, as amended by Amendment No. 1, 2 or 3 is hereby eliminated and removed from the Agreement and COMPANY's sole obligations for payments to DPT in connection with purchase obligations are set forth in Section 4 directly below.

4. *Payment Obligations*
Commencing on January 1, 2017 and continuing until the calendar year ended December 31, 2020, if COMPANY, either itself or through its subsidiaries or affiliates, does not place purchase orders of Products in a calendar year (as such term may be amended from time to time to include products other than Subsys or Syndros) which generate at least FOUR MILLION DOLLARS ($4,000,000) worth of Manufacturing Fee revenue for DPT, then Company shall be obligated to pay to DPT a dollar amount so that DPT will be in the same position as if COMPANY had purchased from DPT enough Products to generate FOUR MILLION DOLLARS worth of Manufacturing Fee revenue for DPT during such calendar year. Both parties acknowledge that a failure by COMPANY to purchase enough Products to generate at least FOUR MILLION DOLLARS worth of Manufacturing Fee revenue for DPT in a calendar year is not a breach of the Agreement. COMPANY'S payment obligations set forth in this Section 4 shall be reduced to reflect: (i) a Force Majeure (as such term is defined in the Agreement) event having occurred which COMPANY reasonably believes had a material adverse effect on COMPANY's ability to meet such purchase obligations and (ii) DPT's failure to fulfil its obligations as provided for under the terms and conditions of the Agreement including (a) DPT failing to make Product available for delivery as ordered by COMPANY and (b) Product which is rejected for failure to meet specifications, including quality requirements as provided for under the Agreement.

5. *Exclusivity*
DPT agrees and acknowledges that it is prohibited by the terms and conditions of this Agreement to manufacture an ANDA of any Product that it manufacturers on behalf of Insys during the term of this Agreement. For the sake of clarity, as of the date of this Amendment No. 4, DPT agrees to not manufacture (i) any sublingual fentanyl spray product (other than Subsys for Insys as provided under this Agreement), nor (ii) any dronabinol oral solution product (other than Syndros for Insys as provided under this Agreement).

6. *Miscellaneous*
Except as modified or amended in this Agreement, all other terms and conditions of the Agreement, as amended, shall remain in full force and

effect. The validity, interpretation and effect of this Amendment No. 4 shall be governed by and construed under the laws of the State of Delaware and the provisions of paragraph 12.6 regarding mediation and jurisdiction will apply to this Agreement as if reproduced in full in this Agreement. This Amendment No. 4 may be executed in one or more counterparts, each of which is an original, and all of which together constitute only one agreement between the parties. Delivery of an executed counterpart's signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

Signed by the authorised representatives of the Parties on the date set out above:

For and on behalf of	For and on behalf of
INSYS MANUFACTURING, LLC	**DPT LAKEWOOD, LLC**
Signature	Signature
Franc Del Fosse	John W. Denman
Name	Name
General Counsel	President and CEO
Title	Title